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                                                                     Exhibit 3.1

                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                             MICROSEMI CORPORATION

     Microsemi Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     1. The name of the Corporation is Microsemi Corporation. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was September 27, 1960. The Corporation was originally incorporated under the name Microsemiconductor Corporation.

     2. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of this Corporation including, without limitation, an amendment increasing the number of authorized shares of Common Stock of this Corporation from 20,000,000 to 100,000,000.

     3. The text of the Certificate of Incorporation as amended or supplemented heretofore is further amended hereby to read as herein set forth in full:

          FIRST:    The name of the Corporation is MICROSEMI CORPORATION.

          SECOND: The location of the registered office of the Corporation in the State of Delaware is at 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle. The name and address of its registered agent in charge thereof upon whom process against the Corporation may be served is United States Corporation Company, 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808.

          THIRD: The Purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is one hundred one million (101,000,000) shares, consisting of a class of one million (1,000,000) shares of Preferred Stock of the par value of $1.00 per share, and a class of one hundred million (100,000,000) shares of Common Stock of the par value of $0.20 per share (the Preferred Stock, par value $1.00 per share, being herein referred to as "Preferred Stock"; and the Common Stock, par value $0.20 per share, being herein referred to as "Common Stock"). The Board of Directors is expressly authorized to provide for the issuance of the shares of Preferred Stock in one or more series and, by filing a Certificate pursuant to the applicable law of the State of Delaware, to establish, from time to time the number of shares to be included in each series, and to fix the designations, powers, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and the qualifications, limitations and restrictions thereof, if any, with respect to each such series of Preferred Stock.

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          FIFTH:      The Board of Directors of the Corporation shall have the
     power to make, alter, and repeal the bylaws of the Corporation subject to the reserved power of the stockholders to make, alter, and repeal bylaws.

          SIXTH:

          Section 1.  Elimination of Certain Liability of Directors. A director
                      ----------------------------------------------
     of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The limitation of liability provided herein shall continue after a director has ceased to occupy such position as to acts or omissions occurring during such director's term or terms of office.

          Section 2.

               (a)    Right to Indemnification.  Each person who was or is made
                      -------------------------
          a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators: provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition: provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred

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          by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

               (b)  Right of Claimant to Bring Suit.  If a claim under paragraph
                    --------------------------------
          (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which makes it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

               (c)  Non-Exclusivity of Rights.  The right to the indemnification
                    --------------------------
          and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

               (d)  Insurance.  The Corporation may maintain insurance, at its
                    ----------
          expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

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          SEVENTH:   Whenever a compromise or arrangement is proposed between
     this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

          EIGHTH:    Any and all right, title, interest, and claim in or to any dividends declared by the Corporation, whether in cash, stock or otherwise, which are unclaimed by the stockholder entitled thereto for a period of six years after the close of business on the payment date, shall be and be deemed to be extinguished and abandoned; and such unclaimed dividends in the possession of the Corporation, its transfer agents or other agents or depositaries, shall at such time become the absolute property of the Corporation, free and clear of any and all claims of any persons whatsoever.

          NINTH:     There shall be a series of Preferred Stock, par value $1.00 per share, of the Corporation, to be designated "Series A Junior Participating Preferred Stock," initially consisting of 100,000 shares.

          Section 1. Designation and Amount.  The shares of such series shall
                     -----------------------
     be designated as "Series A Junior Participating Preferred Stock," par value $1.00 per share, and the number of shares constituting such series shall be 100,000.

          Section 2. Dividends and Distributions.
                     ----------------------------

               (a) Subject to the prior and superior right of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of September, December, March and June in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior

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          Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to, subject to the provision for adjustment hereinafter set forth, 10,000 times the aggregate per share amount of all cash dividends, and 10,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock.

               (b) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend payable in shares of Common Stock after the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock.

               (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than thirty (30) days prior to the date fixed for the payment thereof.

          Section 3.  Voting Rights.  The holders of shares of Series A Junior
                      --------------
     Participating Preferred Stock shall have the following voting rights:

               (a) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation.

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               (b)    Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

               (c) Except as required by law, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common stock as set forth herein) for taking any corporate action.

          Section 4.  Certain Restrictions.
                      ---------------------

               (a) The Corporation shall not declare any dividend on, make any distribution on, or redeem or purchase or otherwise acquire for consideration any shares of Common Stock after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock unless concurrently therewith it shall declare a dividend on the Series A Junior Participating Preferred Stock as required by Section 2 hereof.

               (b) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                      (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

                    (ii) declare or pay dividends on, make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                    (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or

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                      (iv) purchase or otherwise acquire for consideration any
               shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith that such purchase or acquisition will result in fair and equitable treatment among the respective series or classes.

               (c) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

          Section 5.  Reacquired Shares.  Any shares of Series A Junior
                      ------------------
     Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

          Section 6.  Liquidation, Dissolution or Winding Up.
                      ---------------------------------------

               (a) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) subject to the provisions for adjustment hereinafter set forth, $800,000 per share, provided that in the event the Corporation does not have sufficient assets, after payment of its liabilities and distribution to holders of Preferred Stock ranking prior to the Series A Participating Preferred Stock, available to permit payment in full of the $800,000 per share amount, the amount required to be paid under this Section 6(a)(1) shall, subject to Section 6(b) hereof, equal the value of the amount of available assets divided by the number of outstanding shares of Series A Participating Preferred Stock or (2) 10,000 times the aggregate per share amount to be distributed to the holders of Common Stock (the greater of (1) or (2), the "Series A Liquidation Preference"). In the event the Corporation shall at any time after the close of business on December 22, 2000 (the "Rights Declaration Date")
          (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a

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          smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock that were outstanding immediately prior to such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately after such event.

               (b) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

          Section 7.  Consolidation, Merger, etc.  In case the Corporation
                      ---------------------------
     shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in amount per share (subject to the provision for adjustment hereinafter set forth) equal to 10,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

          Section 8.  No Redemption.  The shares of Series A Junior
                      --------------
     Participating Preferred Stock shall not be redeemable.

          Section 9.  Ranking.  The Series A Junior Participating Preferred
                      --------
     Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

          Section 10. Amendment.  The Certificate of Incorporation, as amended,
                      ----------
     of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preference or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

          Section 11. Fractional Shares.  Series A Junior Participating
                      ------------------
     Preferred Stock may be issued in fractions that are integral multiples of one one-millionth of one share, which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

     4. This Amended and Restated Certificate of Incorporation was duly adopted by written consent of the stockholders in accordance with Section 228 of the General Corporation Law of the

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State of Delaware and duly proposed and submitted by the Board of Directors of this Corporation and duly adopted by the stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

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     IN WITNESS WHEREOF, said MICROSEMI CORPORATION has caused this certificate to be signed by James J. Peterson, its President, and attested by David R. Sonksen, its Secretary, this 9th day of August, 2001.


                               MICROSEMI CORPORATION

                               By:  /s/ James J. Peterson
                                  ----------------------------------------------
                                  James J. Peterson, Chief Executive Officer and President

ATTEST:

By:  /s/ David R. Sonksen
   -----------------------------------------
   David R. Sonksen, Executive Vice President,
   Chief Financial Officer and Secretary

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